Exhibit 21

Subsidiaries of the Registrant

Parent

First Bancshares, Inc.

Subsidiaries (a)	Percentage of Ownership	Jurisdiction or State of Incorporation

First Home Savings Bank	100%	Missouri

SCMG, Inc. (formerly South Central Missouri Title, Inc.)	100%	Missouri

Fybar Service Corporation (b)	100%	Missouri

First Home Investments, Inc.(b)	100%	Missouri

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(a)     The operation of the Company's wholly owned subsidiaries are included in the Company's Consolidated Financial Statements contained in the Annual Report attached hereto as Exhibit 13.
(b)     Wholly owned subsidiary of First Home Savings Bank.